UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 12, 2005

TANOX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30231	76-0196733
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

10301 Stella Link, Houston, Texas	77025-5497
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 713-578-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13d-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective June 16, 2005, the number of members of Tanox, Inc.’s Board of Directors was increased to seven, and Julia R. Brown was elected by the Board to fill the vacancy created thereby. The Board has not made any decisions yet as to the committee(s) of the Board on which Ms. Brown may serve.

Item 7.01. Regulation FD Disclosure.

Based on information received by Tanox, Inc. from Genentech, Inc., one of its collaboration partners for Xolair® (omalizumab) For Subcutaneous Use, Tanox makes the following statements with respect to Xolair. Genentech informed Tanox that some of the data contained in the description below was received from third parties and that such information is true, to the best of Genentech’s knowledge.

For the second quarter of 2005, net U.S. sales for Xolair were $80.4 million. The increase in sales in the second quarter of 2005 can be attributed to an increase in the number of patients using Xolair and in sales and marketing efforts by Genentech and Novartis. At the end of the second quarter of 2005, 6,900 physicians, or 66 percent of the target physician population, were prescribing Xolair. Genentech estimates that more than 45,000 patients have been prescribed Xolair therapy since the drug’s launch – an increase from 40,000 at the end of the first quarter of 2005.

Approximately 85 percent of patients referred for Xolair therapy are being approved for reimbursement. Additional data on Xolair were presented at several scientific meetings during the second quarter of 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 12, 2005	TANOX, INC.

	By:	/s/ Nancy T. Chang
Nancy T. Chang
President and Chief Executive Officer

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